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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                              JUNO LIGHTING, INC.
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                                 Name of Issuer


                         Common Stock, $0.001 Par Value
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                         (Title of Class of Securities)


                                   482047-20-6
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                                 (CUSIP Number)


                                 August 24, 1999
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X] Rule 13d-1(c)         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G


THIS AMENDMENT NO. 1 IS BEING FILED SOLELY FOR THE PURPOSE OF CORRECTING A TYPOGRAHICAL ERROR IN ITEM 4(A) REGARDING THE AGGREGATE BENEFICIAL OWNERSHIP OF DOUGLAS A. HIRSCH. ALL OTHER ITEMS WITH RESPECT TO SUCH OWNERSHIP ARE CORRECT AS ORIGINALLY WRITTEN AND FILED.


Item 4.   Ownership

      Douglas A. Hirsch*
      (a) Amount Beneficially Owned:      238,760
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      (b) Percent of Class:  9.95%  (Based on  2,400,000  shares of common stock issued and outstanding as of June 30, 1999, as set forth in the Company's Form 8-K of such date).
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      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:            0
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           (ii)shared power to vote or to direct the vote:        238,760
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          (iii)sole power to dispose or to direct the disposition of:     0
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 238,760
                                                                       ---------



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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Date:     August 24, 1999


                                      SENECA CAPITAL, L.P.

                                      By Seneca Capital Advisors, LLC, its
                                      General Partner



                                       By:     /s/ Douglas A. Hirsch
                                          --------------------------------------
                                          Douglas A. Hirsch, Its Managing Member


                                      SENECA CAPITAL INTERNATIONAL, LTD.

                                      By Seneca Capital Investments, LLC



                                      By:     /s/ Douglas A. Hirsch
                                         ---------------------------------------
                                          Douglas A. Hirsch, Its Managing Member




                                      By:    /s/ Douglas A. Hirsch
                                         ---------------------------------------
                                         Douglas A. Hirsch, Individually